LIBERTY STAR GOLD CORP

2766 N. Country Club Road	TEL: (520) 731-8786
Tucson, Arizona 85716-2204	FAX: (520) 844-1118

http://www.libertystargold.com

November 1, 2005
NR 26	OTCBB: LBTS

FOR IMMEDIATE DISSEMINATION

LIBERTY STAR APPOINTS DR. KAREN WENRICH, WORLD RENOWN URANIUM EXPERT, TO THE TECHNICAL ADVISORY BOARD

Tucson, Arizona – November 1, 2005 – Liberty Star Gold Corp (the “Company”), (symbol: LBTS) is pleased to announce the appointment of Dr. Karen Wenrich to the Company Technical Advisory Board. Dr. Wenrich will also act as a full-time consultant to the Company, with her primary focus on its exploration for uranium in the North Pipes Project area, where the highest-grade uranium in the United States has been mined.

Dr. Wenrich spent the last three years working as a staff member (economic geologist with diplomatic status) for the International Atomic Energy Agency (IAEA), a United Nations group specializing in nuclear energy and related activities. She was based in Vienna, Austria up to the time of her resignation to return to the United States and join Liberty Star. Prior to her position with the IAEA she was a consultant for 5 years, following 23 years working in the uranium and mineral resource branches of the U.S. Geological Survey (USGS). While working with the USGS one of her more extensive projects was heading the mineral resource assessment and investigation of the origin and significance of uranium-bearing breccia pipes, which are known to occur in the vast expanse of northwestern Arizona. The opinion of some at the time, as to the origin of the few known breccia pipes was that they were related to a volcanic event. Dr. Wenrich’s specialty when she received her Ph.D. was the study of volcanic events (volcanology). Thus it was logical to assign a volcanologist to lead the scientific investigation into how these perplexing breccia pipes were formed--a process that was ultimately determined to be nonvolcanic. She notes, “Prior to commencement of my breccia pipe studies in 1978-80 only one major orebody, and a few examples of unmineralized breccia pipes exposed on canyon walls, were known. My new breccia pipe maps permitted an 8-fold increase in this uranium endowment of the breccia-pipe province over the previous 1980 NURE assessment (National Uranium Resource Evaluation program).” She has authored or co-authored over 154 papers on the polymetallic breccia pipes (and other subjects primarily related to uranium mineralization around the world) and is the world’s foremost authority on them. Her work has taken her all over the world, with numerous trips to present papers, lecture, study uranium occurrences, and train other geologists in the science of uranium exploration. Dr. Wenrich’s extensive resume will be made available on the Company’s web site at www.LibertyStarGold.com.

Dr. Wenrich has recommended methodologies to the Company for locating these subtle pipes where they are not exposed by erosion. She will now be working with the company on a full-time basis, taking a primary role in using her extensive knowledge and experience to direct the Liberty Star team in acquisition and exploration of these highly mineralized breccia bodies. Dr. Wenrich has responded to her new tasks by saying that “I look forward to working with Liberty Star’s knowledgeable and aggressive exploration team, utilizing their state-of-the-art equipment. I am confident in our ability to identify and define high-grade breccia-pipe hosted uranium deposits.”

We are pleased to have Dr. Wenrich on the Liberty Star team.

ON BEHALF OF THE BOARD OF DIRECTORS

“James A. Briscoe”

James A. Briscoe,

President/Director

The Company currently holds 1,718 mineral claims, spanning 421 square miles centered approximately 25 miles northwest of the village of Iliamna on the north shore of Lake Iliamna in the Big Chunk project. The Big Chunk claims adjoin Northern Dynasty’s Pebble project on the north border, forming a large donut shape and adjoining their border to the southeast. These two properties cover the entirety of the Big Chunk caldera, the volcanic-intrusive feature thought to be the source of mineralization in the area. With acquisitions in the new North Pipes Project area of Northern Arizona, Liberty Star additionally now has 313 standard Federal Lode Mining Claims covering 6,480 acres or 10.1 square miles in 25 separate blocks covering 40 breccia pipe targets. These claims are owned 100% by the Company and are not subject to royalty. The Bonanza Hills Project, located approximately 40 miles northeast of Big Chunk, includes 94 Alaska State Mining Claims covering 23.5 square miles that are 100% owned by the Company. The Company now has three major projects of three distinct types. These are the Big Chunk Project in Alaska, targeting porphyry copper-gold-moly-silver-zinc mineralization; the Bonanza Hills Project in Alaska, targeting high grade gold with by-product silver; and the North Pipes Project in Arizona, targeting uranium with by-product copper, silver and perhaps other metals.

Forward Looking Statements: This press release contains “forward-looking statements”, including forward-looking statements as that term is defined in Section 27A of the United States Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Statements in this press release, which are not purely historical, are forward-looking statements and include any statements regarding beliefs, plans, expectations or intentions regarding the future. Forward-looking statements in this news release include that Dr. Wenrich will be working with the company on a full-time basis taking a primary role; that we will utilize state-of-the-art equipment; and that we are targeting gold, moly, porphyry copper, uranium, silver and zinc.

It is important to note that the Company’s actual outcomes may differ materially from those statements contained in this press release. Factors which may delay or prevent these forward looking statements from being realized include misinterpretation of data, that we may not be able to raise sufficient funds to complete our intended exploration; that weather, logistical problems or hazards prevent us from exploration; that analysis of data can be done rapidly; that Dr. Wenrich may be offered and accept a position with another employer or otherwise may cease working for us; and that we may be unable to come to final terms with Dr. Wenrich. Readers should refer to the risk disclosures outlined in the Company’s most recent 10-KSB and the Company’s other periodic reports filed from time to time with the Securities and Exchange Commission.

Contact:	Cynthia Randall, Investor Relations
(520) 731-8786